Law Offices
                           JOEL BERNSTEIN, ESQ., P.A.
                         11900 Biscayne Blvd., Suite 604
                              Miami, Florida 33181
      Telephone:    305.892.1122                  Facsimile:    305.892.0822



March 16, 1999



American Access Technologies, Inc.
238 N. Westmonte Drive
Altamonte Springs, FL  32714

Gentlemen:
I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 720,000 shares of Common Stock. The offering of the shares is to be made pursuant to Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement"). I have acted as special counsel to the Corporation in connection with the shares.

         Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. Upon issuance of 670,000 shares upon exercise of warrants in accordance with the terms thereof, such shares will be validly issued by the Corporation and fully paid and non-assessable. I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.
                                                     Yours very truly,


s/Joel Bernstein
JB:jk